EXECUTION COPY


                          EXTENSION AND FIRST AMENDMENT


             EXTENSION AND FIRST AMENDMENT, dated as of June 15, 1994, to the Amended and Restated Credit Agreement, dated as of February 26, 1993 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among A.O. SMITH CORPORATION, a Delaware corporation (the "Borrower"), the banks parties thereto (the "Banks"), and Chemical Bank, as agent (in such capacity, the "Agent").


                              W I T N E S S E T H :


             WHEREAS, the Borrower, the Banks, and the Agent are parties to the Credit Agreement;

             WHEREAS, the Borrower has requested that the Agent and the Banks amend certain provisions of the Credit Agreement in order to increase the aggregate Commitments (as defined in the Credit Agreement) to $140,000,000 with a temporary $30,000,000 sublimit for borrowings by AgriStor Credit Corporation ("AgriStor Credit") and to revise certain negative covenants; and

             WHEREAS, the Agent and the Banks are willing to agree to such amendments and waiver only upon the terms and subject to the conditions set forth herein;

             NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

             1. Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

             2. Amendment of Section 1 of the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of "Capital Debt", "Commitment", "Consolidated Current Assets", "Consolidated Current Liabilities", "Consolidated Debt", "Included AgriStor Debt" and "Restricted Payment" and by inserting the following definitions in the proper alphabetical order:

             "'Borrower Guarantee' means the Borrower Guarantee, dated as of June 15, 1994 executed by the Borrower in favor of the Agent for the benefit of the Banks."

             "'Commitment' means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule I attached hereto, as such amount may be reduced from time to time pursuant to Sections
        2.7 and 2.8."

             "'Consolidated Net Earnings' means, for any period, (a) the consolidated net income of the Borrower, its Consolidated Subsidiaries and AgriStor for such period (considered as a single accounting period), but excluding any equity of the Borrower, any Consolidated Subsidiary or AgriStor in the undistributed earnings of any Person which is not a Consolidated Subsidiary or AgriStor, but without regard to the effect, if any, of FASB 106, less (b) the aggregate amount of all dividends and other distributions paid or declared by the Borrower on its preferred stock during such period."

             "'First Amendment' means the Extension and First Amendment to this Agreement, dated as of June 15, 1994, among the Borrower, AgriStor Credit, the Banks and the Agent."

             "'Funded Debt' means, with respect to the Borrower at any time, the aggregate, without duplication, of all Debt and Guarantees of the Borrower, its Consolidated Subsidiaries and AgriStor Credit."

             "'Interest Rate Leverage Percentage' means, as to any CD Loan or Euro-Dollar Loan, the percentage set forth in the table below under the appropriate column opposite the Leverage Ratio range which includes the Leverage Ratio of the Borrower:

                                  Interest Rate Leverage Percentage
             Leverage Ratio         Euro-Dollar Loan       CD Loan

             Less than 35.0%              .45%              .575%

             Greater than or
             equal to 35.0% and
             less than 47.5%              .50%              .625%

             Greater than or
             equal to 47.5% and
             less than 55.0%              .55%              .675%

             Greater than or
             equal to 55.0%               .625%             .75%"

        For purposes of this definition, the Leverage Ratio shall be determined on the basis of each notice furnished to the Banks from time to time pursuant to Section 5.10(a) or (b) and shall be effective from the date of receipt by the Agent of such notice for the period from such date until the date of receipt of the next such notice.

             "'Leverage Ratio' means, with respect to the Borrower, the ratio, expressed as a percentage, of Funded Debt to Total
        Capitalization."

             "'Total Capitalization' means, with respect to the Borrower, the sum of (i) Funded Debt, (ii) consolidated stockholders equity of the Borrower (including AgriStor Credit) and (iii) minority interests, with respect to clauses (ii) and (iii) hereof as determined in accordance with GAAP without adjustment for Financial Accounting Standards Nos. 87 and 106."

             3. Amendments to Section 2 of the Credit Agreement. (a) Sections 2.1, 2.6(b) and 2.8 of the Credit Agreement are hereby amended by deleting the date "April 3, 1996" wherever it appears in such subsections and inserting in lieu thereof the date "April 3, 1998".

             (b) Section 2.5(b) of the Credit Agreement is hereby amended by deleting the phrase "3/4 of 1%" where it appears in the definition of "Fixed CD Rate" contained in such subsection and inserting in lieu thereof the phrase "the Interest Rate Leverage Percentage".

             (c) Section 2.5(c) of the Credit Agreement is hereby amended by deleting the phrase "5/8 of 1%" where it appears in the first paragraph of such subsection and inserting in lieu thereof the phrase "Interest Rate Leverage Percentage".

             (d) Section 2.6(a) of the Credit Agreement is hereby amended by deleting such subsection in its entirety and inserting in lieu thereof the following subsection (a):

             "(a) Commitment Fees. The Borrower shall pay to the Agent for the account of each Bank a commitment fee on the daily unused portion of such Bank's Commitment at the per annum rate set forth in the table below opposite the range of Leverage Ratios which includes the applicable Leverage Ratio of the Borrower on such day:

                Leverage Ratio             Per Annum Rate
                Less than 35.0%                  0.1875%

                Greater than or
                equal to 35.0% and
                less than 47.5%                  0.2250%
                Greater than or
                equal to 47.5% and
                less than 55.0%                  0.2500%

                Greater than or
                equal to 55.0%                   0.3500%

        For purposes of this Section 2.6(a), the Leverage Ratio shall be determined on the basis of each notice furnished to the Banks from time to time pursuant to Section 5.10 (a) and (b) and shall be effective from the date of receipt by the Agent of such notice for the period from such date until the date of receipt of the next such notice. Such commitment fees shall accrue from and including the date hereof to and including April 3, 1998 and shall be payable quarterly on each April 3, July 3, October 3 and January 3."

             (e) Section 2.6(b) of the Credit Agreement is hereby amended by deleting the percentage ".125%" where it appears in such subsection and inserting in lieu thereof the percentage ".0625%" and by deleting the percentage ".25%" where it appears in such subsection and inserting in lieu thereof the percentage ".125%".

             4. Amendment to Section 3 of the Credit Agreement. Section 3.1(d) is hereby amended by deleting the date "December 31, 1991" and inserting in lieu thereof the date "December 31, 1993".

             5.  Amendments to Section 4 of the Credit Agreement.  (a)
   Section 4.4(a) is hereby amended by deleting the references to "December 31, 1991" and "the Borrower's Restated 1991 Form 10-K" in such Section and inserting in lieu thereof references to "December 31, 1993" and the "Borrower's annual report in Form 10-K for 1993, as filed with the Securities and Exchange Commission", respectively.

             (b) Section 4.4(b) is hereby amended by deleting the date "September 30, 1992" and inserting in lieu thereof the date "December 31, 1993".

             6.  Amendments to Section 5 of the Credit Agreement.  (a)
   Section 5.1(g) of the Credit Agreement is hereby amended by deleting the word "and" where it appears at the end of such section.

             (b) Sections 5.2 and 5.5 of the Credit Agreement are hereby amended by deleting the text of such subsections in its entirety and inserting in lieu thereof in each case the following: "[INTENTIONALLY OMITTED]".

             (c) Section 5.3 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and inserting in lieu thereof the following subsection 5.3:

             "Section 5.3 Leverage Ratio. The Leverage Ratio will not, as measured as of the end of any month, equal or exceed 57.5%."

             (d) A new Section 5.10 is hereby added to the Credit Agreement, reading in its entirety as follows:

             "Section 5.10 Notice of Leverage Ratio Changes. The Borrower will (a) concurrently with the effective date of the First Amendment give notice to the Agent of the then-current Leverage Ratio and (b) thereafter promptly, and in any event within ten Domestic Business Days, give notice to the Agent of any change of which the Borrower has become aware, based upon its monthly or quarterly financial statements (whether or not required to be delivered to the Banks), in the Leverage Ratio, provided that such change affects the Interest Rate Leverage Percentage or the calculation of the applicable commitment fee pursuant to Section 2.6(a). Notice pursuant to this
        Section 5.10 will be given by telephone or by facsimile, confirmed in writing."

             7. Addition of Schedule I. The Credit Agreement is hereby further amended by attaching thereto and incorporating therein Schedule I attached hereto.

             8. Borrowing by AgriStor Credit. (a) Each Bank severally agrees, on the terms and conditions set forth in the Credit Agreement as amended by this First Amendment, to make loans to AgriStor Credit ("AgriStor Loans") from time to time prior to August 1, 1994 in amounts not to exceed in the aggregate at any one time outstanding the amount of such Bank's Commitment less any Loans to the Borrower outstanding; provided that the aggregate principal amount of all AgriStor Loans at any one time outstanding shall not exceed $30,000,000. At any time that AgriStor Loans are outstanding, the aggregate principal amount of Loans made to the Borrower and AgriStor Loans made to AgriStor by any Bank shall not exceed such Bank's Commitment.

             (b) The AgriStor Loans shall be evidenced by notes (the "AgriStor Notes") substantially similar to the Domestic Notes and the Euro-Dollar Notes and shall be governed in all respects by those provisions in the Credit Agreement governing Loans made to the Borrower, including without limitation those provisions relating to principal amounts, interest, procedures for borrowing, payments and conditions for borrowing, with the sole exception that the primary obligor of the AgriStor Loans shall be AgriStor Credit rather than the Borrower. Any Default or Event of Default under the Credit Agreement shall likewise be deemed to be a Default or Event of Default, as the case may be, with respect to the AgriStor Loans and the AgriStor Notes, and shall give rise to the same remedies and other rights with respect thereto as shall obtain under the Credit Agreement with respect to the Loans.

             9. Representations and Warranties of Borrower. The Borrower hereby represents and warrants that each of the representations and warranties of the Borrower contained in the Credit Agreement, as amended by this First Amendment, is true and correct on the date hereof as if made on and as of the date hereof except that representations and warranties that apply to a specific date were true and correct as of such date (with all references to "this Agreement" contained in the Credit Agreement being deemed to refer to the Credit Agreement as amended by this First Amendment and to this First Amendment). After giving effect to this First Amendment and the transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

             10. Representations and Warranties of AgriStor Credit. AgriStor Credit hereby represents and warrants that:

             (a) AgriStor Credit is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             (b) The execution, delivery and performance by AgriStor Credit of this First Amendment and the AgriStor Notes are within AgriStor Credit's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of AgriStor Credit or of any agreement, judgment, injunction, order, decree or other instrument binding upon AgriStor Credit or result in the creation or imposition of any Lien on any asset of AgriStor Credit or any of its Subsidiaries.

             (c) This First Amendment constitutes, and each AgriStor Note, when executed and delivered in accordance with this First Amendment, will constitute, the valid and binding obligation of AgriStor Credit enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

             11. Effectiveness. This First Amendment shall become effective as of June 15, 1994 (the "Effective Date") when the following conditions shall have been met:

          (i) the Agent shall have received counterparts hereof, duly executed by the Borrower, AgriStor Credit and all the Banks;

         (ii) the Agent shall have received evidence satisfactory to it that the Credit Agreement dated as of June 6, 1987 among AgriStor, the banks parties thereto and Continental Illinois N.A., as agent for said banks, as heretofore amended, supplemented or otherwise modified, has been terminated and no obligations of AgriStor remain thereunder;

        (iii) the Agent shall have received written confirmation from Canadian Imperial Bank of Commerce evidencing its withdrawal as a party to the Credit Agreement, substantially in the form of Exhibit C;

         (iv) the Agent shall have received, for the account of each Bank, the AgriStor Notes, duly executed by AgriStor;

          (v) the Agent shall have received the Borrower Guarantee, in form and substance satisfactory to the Agent and
                  substantially similar to      Exhibit B hereto, duly
                  executed by the Borrower; and

         (vi) the Agent shall have received an opinion of W. David Romoser, General Counsel of the Borrower, substantially identical in form and substance to Exhibit A.

             The amendments provided for herein shall be effective on the Effective Date, and any interest or fees accrued or payable for the period prior to the Effective Date shall be payable for such period at the interest rates and fee amounts provided for in the Credit Agreement prior to giving effect to this First Amendment. The Borrower hereby reaffirms its obligation to pay all fees and disbursements of Simpson Thacher & Bartlett, special counsel for the Agent and the Banks, incurred in connection with this First Amendment.

             12. Continuing Effect of Credit Agreement. This First Amendment shall not constitute a waiver or amendment of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower or AgriStor Credit that would require a waiver or consent of the Banks or the Agent. Except as expressly amended and waived hereby, the provisions of the Credit Agreement are and shall remain in full force and effect.

             13. Counterparts. This First Amendment may be executed by the parties hereto in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

             14. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

             IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                                 A.O. SMITH CORPORATION


                                 By:______________________________
                                    Title:


                                 AGRISTOR CREDIT CORPORATION


                                 By:______________________________
                                    Title:

                                 CHEMICAL BANK, as Agent and
                                    as a Bank


                                 By:______________________________
                                    Title:


                                 CONTINENTAL BANK N.A.


                                 By:______________________________
                                    Title:


                                 MORGAN GUARANTY TRUST COMPANY OF
                                    NEW YORK


                                 By:______________________________
                                    Title:


                                 M & I MARSHALL & ILSLEY BANK


                                 By:______________________________
                                    Title:


                                 CITIBANK, N.A.


                                 By:______________________________
                                    Title:


                                 FIRST BANK MILWAUKEE


                                 By:______________________________
                                    Title:


                                 FIRSTAR BANK MILWAUKEE, N.A.

                                 By:______________________________
                                    Title:


                                 BANK ONE, MILWAUKEE, N.A.


                                 By:______________________________
                                    Title:


                                 NATIONAL BANK OF DETROIT


                                 By:______________________________
                                    Title:


                                 NORWEST BANK WISCONSIN, N.A.


                                 By:______________________________
                                    Title:

                                                                   SCHEDULE I



                               COMMITMENT AMOUNTS



                                            Commitment

   Chemical Bank                           $ 26,000,000

   Continental Bank N.A.                     26,000,000

   Morgan Guaranty Trust Company             26,000,000
     of New York

   M & I Marshall & Ilsley Bank              12,000,000

   Citibank, N.A.                            12,000,000

   Firstar Bank Milwaukee, N.A.              10,000,000

   First Bank Milwaukee                      10,000,000

   Bank One, Milwaukee, N.A.                  6,000,000

   National Bank of Detroit                   6,000,000

   Norwest Bank Wisconsin, N.A.               6,000,000

                                           $140,000,000

                                                                    EXHIBIT A


                                   OPINION OF
                            COUNSEL FOR THE BORROWER


                                                           [Dated the date of
                                                             the Agreement]


   To the Banks and the Agent
     Referred to Below
   c/o Chemical Bank,
     as Agent
   270 Park Avenue
   New York, New York  10017

   Dear Sirs:

             I have acted as counsel for A.O. Smith Corporation (the "Borrower") in connection with the Extension and First Amendment, dated as of June 15, 1994 (the "First Amendment"), to the Amended and Restated Credit Agreement (the "Credit Agreement") dated as of February 26, 1993 among the Borrower, the banks listed on the signature pages thereof and Chemical Bank, as Agent. Terms defined in the Credit Agreement are used herein as therein defined.

             I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

             Upon the basis of the foregoing, I am of the opinion that:

             1. Each of the Borrower and AgriStor Credit Corporation ("AgriStor") is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

             2. The execution, delivery and performance by the Borrower of the First Amendment and the Borrower Guarantee is within the Borrower's corporate powers, has been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default under, any certificate of incorporation or by-laws of the Borrower or, to the best of my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

             3. The execution, delivery and performance by AgriStor Credit of the First Amendment and the AgriStor Notes is within AgriStor Credit's corporate powers, has been duly authorized by all necessary corporate action, requires no action by or in respect of, or filing with, any governmental body, agency or official and does not contravene, or constitute a default under, any certificate of incorporation or by-laws of AgriStor Credit or, to the best of my knowledge, of any agreement, judgment, injunction, order, decree or other instrument binding upon AgriStor Credit or result in the creation or imposition of any Lien on any asset of AgriStor Credit or any of its Subsidiaries.

             4. The First Amendment, the Borrower Guarantee and the AgriStor Notes constitute the valid and the binding obligations of the Borrower and AgriStor Credit enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

             5. Except as set forth in the Ilhardt, et al. v. A.O. Smith Corp., et al. lawsuit, there is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or AgriStor Credit, considered as a whole or which in any manner draws into question the validity of the First Amendment.

             6. Each of the Borrower's Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                                      Very truly yours,

                                                                    EXHIBIT B


                                    GUARANTEE


             GUARANTEE, dated as of June 15, 1994, made by A.O. SMITH CORPORATION, a Delaware corporation (the "Guarantor"), in favor of CHEMICAL BANK, as agent (in such capacity, the "Agent") for the banks (the "Banks") parties to the Extension and First Amendment (as amended, supplemented or otherwise modified from time to time, the "First Amendment"), dated as of the date hereof, among AgriStor Credit Corporation ("AgriStor Credit") the Guarantor, the Banks and the Agent, to the Amended and Restated Credit Agreement, dated as of February 26, 1993 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Guarantor, the Banks and the Agent.


                              W I T N E S S E T H:


             WHEREAS, pursuant to the First Amendment, the Banks have severally agreed to make AgriStor Loans to AgriStor Credit upon the terms and subject to the conditions set forth therein, to be evidenced by the AgriStor Notes issued by AgriStor Credit under the First Amendment;

             WHEREAS, it is a condition precedent to the obligation of the Banks to make their respective AgriStor Loans to AgriStor Credit under the First Amendment that the Guarantor shall have executed and delivered this Guarantee to the Agent for the ratable benefit of the Banks; and

             WHEREAS, Guarantor is the Parent of AgriStor Credit, and it is to the advantage of Guarantor that the Banks make the AgriStor Loans to AgriStor Credit.


             NOW, THEREFORE, in consideration of the premises and to induce the Agent and the Banks to enter into the First Amendment and to induce the Banks to make their respective loans to AgriStor Credit under the First Amendment, the Guarantor hereby agrees with the Agent, for the ratable benefit of the Banks, as follows:

             1. Defined Terms. (a) Unless otherwise defined herein, terms defined in the First Amendment and used herein shall have the meanings given to them in the First Amendment.

             (b) As used herein, "Obligations" means the collective reference to the unpaid principal of and interest on the AgriStor Notes and all other obligations and liabilities of AgriStor Credit to the Agent and the Banks (including, without limitation, interest accruing at the then applicable rate provided in the First Amendment after the maturity of the AgriStor Loans and interest accruing at the then applicable rate provided in the First Amendment after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to AgriStor Credit whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the First Amendment, the AgriStor Notes or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agent or to the Banks that are required to be paid by AgriStor Credit or the Guarantor pursuant to the terms of the First Amendment or this Agreement or any other related document).

             (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

             (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

             2. Guarantee. (a) The Guarantor hereby unconditionally and irrevocably guarantees to the Agent, for the ratable benefit of the Banks and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by AgriStor Credit when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

             (b) The Guarantor further agrees to pay any and all expenses (including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Agent or any Bank in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto AgriStor Credit may be free from any Obligations.

             (c) No payment or payments made by AgriStor Credit or any other Person or received or collected by the Agent or any Bank from AgriStor Credit or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall, notwithstanding any such payment or payments made by the Guarantor, or received or collected from the Guarantor, in respect of the Obligations pursuant to this Guarantee, remain liable for the Obligations until the Obligations are paid in full and the Commitments are terminated.

             (d) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Agent or any Bank on account of its liability hereunder, it will notify the Agent and such Bank in writing that such payment is made under this Guarantee for such purpose.

             3. Right of Set-off. Upon the occurrence of any Event of Default, the Agent and each Bank is hereby irrevocably authorized at any time and from time to time without notice to the Guarantor, any such notice being expressly waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent or such Bank to or for the credit or the account of the Guarantor, or any part thereof in such amounts as the Agent or such Bank may elect, against or on account of the obligations and liabilities of the Guarantor to the Agent or such Bank hereunder and claims of every nature and description of the Agent or such Bank against the Guarantor, in any currency, whether arising hereunder, under the First Amendment, any AgriStor Note or otherwise, as the Agent or such Bank may elect, whether or not the Agent or such Bank has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Agent and each Bank shall notify the Guarantor promptly of any such set-off and the application made by the Agent or such Bank, as the case may be, of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and each Bank under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Agent or such Bank may have.

             4. No Subrogation. Notwithstanding anything to the contrary in this Guarantee, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guarantee to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including
   Section 509 thereof, under common law or otherwise) of the Bank against AgriStor Credit or against any collateral security or guarantee or right of offset held by the Bank for the payment of the Obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against AgriStor Credit or any other Person which may have arisen in connection with this Guarantee. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of AgriStor Credit to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine. The provisions of this paragraph shall survive the termination of this Guarantee and the payment in full of the Obligations and the termination of the Commitments.

             5. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Agent or any Bank may be rescinded by the Agent or such Bank, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Agent or any Bank, and the First Amendment, any AgriStor Notes, and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Agent (or the Required Banks, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Agent or any Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Agent nor any Bank shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against the Guarantor, the Agent or any Bank may, but shall be under no obligation to, make a similar demand on AgriStor Credit or any other guarantor, and any failure by the Agent or any Bank to make any such demand or to collect any payments from AgriStor Credit or any such other guarantor or any release of AgriStor Credit or such other guarantor shall not relieve the Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Agent or any Bank against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

             6. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Agent or any Bank upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between AgriStor Credit or the Guarantor, on the one hand, and the Agent and the Banks, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. The Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon AgriStor Credit or the Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the First Amendment, any AgriStor Note, or any other document executed in connection therewith, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Agent or any Bank, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by AgriStor Credit against the Agent or any Bank, or (c) any other circumstance whatsoever (with or without notice to or knowledge of AgriStor Credit or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of AgriStor Credit for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantor, the Agent and any Bank may, but shall be under no obligation to, pursue such rights and remedies as it may have against AgriStor Credit or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Agent or any Bank to pursue such other rights or remedies or to collect any payments from AgriStor Credit or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of AgriStor Credit or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Agent or any Bank against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and its successors and assigns thereof, and shall inure to the benefit of the Agent and the Banks, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantor under this Guarantee shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the First Amendment AgriStor Credit may be free from any Obligations.

             7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Agent or any Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of AgriStor Credit or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, AgriStor Credit or any substantial part of its property, or otherwise, all as though such payments had not been made.

             8. Payments. The Guarantor hereby agrees that the Obligations will be paid to the Agent without set-off or counterclaim in U.S. Dollars at the office of the Agent located at 270 Park Avenue, New York, New York 10017.

             9. Representations and Warranties. The Guarantor represents and warrants to the Agent and the Banks that:

             (a) the Guarantor has the corporate power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Guarantee; and

             (b) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles and an implied covenant of good faith and fair dealing.

             The Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by the Guarantor on the date of each borrowing by AgriStor Credit under the First Amendment on and as of such date of borrowing as though made hereunder on and as of such date.

             10. Authority of Agent. The Guarantor acknowledges that the rights and responsibilities of the Agent under this Guarantee with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Agent and the Banks, be governed by the First Amendment and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Guarantor, the Agent shall be conclusively presumed to be acting as agent for the Banks with full and valid authority so to act or refrain from acting, and the Guarantor shall not be under any obligation, or entitlement, to make any inquiry respecting such authority.

             11. Notices. All notices, requests and demands to or upon the Agent, any Bank or the Guarantor to be effective shall be made in the manner provided for in subsection 9.1 of the Credit Agreement. The Agent, each Bank and the Guarantor may change its address and transmission numbers for notices by notice in the manner provided in the Credit Agreement.

             12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             13. Integration. This Guarantee represents the agreement of the Guarantor with respect to the subject matter hereof and there are no promises or representations by the Agent or any Bank relative to the subject matter hereof not reflected herein.

             14.   Amendments in Writing; No Waiver; Cumulative Remedies.
   (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and the Agent, provided that any provision of this Guarantee may be waived by the Agent and the Banks in a letter or agreement executed by the Agent or by telex or facsimile transmission from the Agent.

             (b) Neither the Agent nor any Bank shall by any act (except by a written instrument pursuant to paragraph 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Agent or any Bank, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent or any Bank of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent or such Bank would otherwise have on any future occasion.

             (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

             15. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

             16. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Agent and the Banks and their successors and assigns.

             17. Governing Law. This Guarantee shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

             IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

                                      A.O. SMITH CORPORATION


                                      By:
                                      Title:

                                                                    EXHIBIT C


                                  CONFIRMATION


             The undersigned hereby acknowledges and confirms that, upon effectiveness of the Extension and First Amendment, dated as of June __, 1994 (the "First Amendment"), to the Amended and Restated Credit Agreement, dated as of February 26, 1993 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms not defined herein are used herein as therein defined), among A.O. Smith Corporation, a Delaware corporation, the banks parties thereto, and Chemical Bank, as agent for said banks, the undersigned agrees to the termination of its Commitment, the withdrawal of it as a party to the Credit Agreement and the surrender of its Notes, in exchange for payment of all amounts accrued for the benefit of and owing to the undersigned under and pursuant to the Credit Agreement and the Notes as at the date of effectiveness of the First Amendment.


                                 CANADIAN IMPERIAL BANK OF COMMERCE


                                 __________________________

                                 By:
                                 Title:


   Date:             , 1994